EXHIBIT 4(c)

SECOND AMENDMENT TO LOAN AGREEMENT

This Second Amendment to Loan Agreement ("Amendment") is entered into as of September 15, 2000 by and between Wellman, Inc., a Delaware corporation (the "Borrower"); the financial institutions now or hereafter party to the Loan Agreement (defined below) (the "Banks") and Fleet National Bank, a national banking association, as agent for the Banks ("Agent").

The Borrower, the Agent and the Banks hereby mutually agree as follows:

RECITALS:

WHEREAS, the Borrower, the Agent, the Banks, Bank of America, N.A., as syndication agent, First Union National Bank, as documentation agent and The Chase Manhattan Bank and Wachovia Bank, N.A. as senior managing agents are parties to that certain Loan Agreement dated as of September 28, 1999 pursuant to which the Banks made available up to $325,000,000 in a 4-Year Loan and up to $125,000,000 in a 364-Day Loan to the Borrower, as amended on April 28, 2000 which, inter alia, reduced the 4-Year Commitment to $275,000,000 (the "Loan Agreement"); and

WHEREAS, the Borrower has requested the Agent and the Banks to amend the Loan Agreement to revise the process for renewal of the 364-Day Commitment.

WHEREAS, capitalized terms used herein and not expressly defined herein shall have the respective meanings assigned thereto in the Loan Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually agree that the Loan Agreement is amended, effective as of the date first set forth above, in the following respects:

1. The first sentence of Section 9.06 of the Loan Agreement is amended, effective as of September 15, 2000, by adding at the end thereof the following:

"..., provided further, however, that any amendment which only renews the 364-Day Commitment or any portion thereof by amending the 364-Day Repayment Date may be effected with respect to any Bank's Pro Rata Share of the 364-Day Commitment with the consent of the Borrower, the Agent and the Bank in question if the aggregate amount of Banks that have agreed to extend the 364-Day Repayment Date hold at least 51% of the aggregate amount of the 364-Day Commitment in effect immediately prior to the then existing 364-Day Repayment Date. Any Bank's consent to such renewal amendment shall be granted in such Bank's complete discretion. The Pro Rata Share of the 364-Day Commitment of any Bank which fails to consent to any such renewal on or prior to the fifth Business Day before the existing 364-Day Repayment Date shall terminate on the existing 364-Day Repayment Date (a "Terminated 364-Day Pro Rata Share"). If there is any outstanding principal balance on such Bank's Pro Rata Share of the 364-Day Loans on the existing 364-Day Repayment Date, the Borrower shall repay in full any outstanding principal balance of any such Bank's 364-Day Loan and all interest and other sums due in connection therewith to such Bank on said existing 364-Day Repayment Date and the 364-Day Commitment of the Banks shall thereupon be reduced to the aggregate amount of the 364-Day Commitments of the Banks consenting to such renewal until any such Terminated 364-Day Pro Rata Share is replaced as set forth below. At the request of the Borrower and the Agent any such nonconsenting Bank shall sell and assign its Pro Rata Share of the 364-Day Commitment and the 364-Day Loans to a Substituted Bank otherwise in accordance with Section 9.11 on or prior to such existing 364-Day Repayment Date. In addition, the Borrower shall have the right at any time to add one or more financial institutions as Banks to replace a Terminated 364-Day Pro Rata Share (which may include an existing Bank) pursuant to Section 9.11 of the Loan Agreement so long as it does not change the existing 364-Day Commitments of the other Banks and the aggregate Commitments of all Banks does not exceed the Commitment. "

2. The Borrower hereby restates all of the representations, warranties and covenants of the Borrower set forth in the Loan Agreement, as amended hereby, to the same extent as if fully set forth herein and the Borrower hereby certifies that all such representations and warranties are true and accurate as of the date hereof, except to the extent any such representation and warranty relates solely to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date and that no Default or Event of Default exists.

3. The provisions of this Amendment are subject to the receipt by the Agent, in form and substance acceptable to the Agent of the following, all of which shall be due to the Agent prior to the effectiveness of this Amendment except where otherwise indicated:

(a)	This Amendment, duly executed on behalf of the Borrower and the Guarantors by an officer of the Borrower and each of the Guarantors so authorized.
(b)

Certificates from the Secretary of the Borrower certifying as to the resolutions of the Board of Directors of the Borrower authorizing and approving this Amendment and certifying as to the names and signatures of each officer of the Borrower authorized to execute and deliver this Amendment and/or such other documents on behalf of the Borrower. The Agent and the Banks may rely on such Secretary's certificate until the Agent shall receive a further certificate of the Borrower canceling or amending the signatures of the officers named in such further certificate.

4. The Borrower further acknowledges and agrees that as of the date hereof there does not exist (i) any offset or defense against payment or performance of any of the Indebtedness and Obligations of the Borrower under or in connection with any of the Loan Agreement, Notes and Related Documents, or (ii) any claim or cause of action by Borrower or any of the Guarantors against the Agent or any of the Banks with respect to the transactions described therein.

5. Upon and after the date of this Amendment all references to the Loan Agreement in the Loan Agreement or in any Related Document shall mean the Loan Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any non-compliance with any provisions of the Loan Agreement, and the Loan Agreement shall remain in full force and effect as amended by this Amendment.

6. The parties hereto agree to execute and deliver such other instruments, and take such other action, as may be reasonably necessary to effectuate this Amendment.

7. This Amendment shall be construed according to and governed by the laws of the State of New York without regard to its conflicts of laws rules. If any provision of this Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Amendment will remain in full force and effect. This Amendment shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same Amendment. Delivery of a signed counterpart of a signature page to this Amendment by telecopier shall be as effective as delivery of a manually signed counterpart of this Amendment. Upon completion of delivery of signed counterparts of this Amendment by the parties hereto, this Amendment shall be deemed to comply with Section 9.06 of the Loan Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the date first set forth above.

FLEET NATIONAL BANK, as Agent and a Lender By: /s/ John P. O'Loughlin
Name: John P. O'Loughlin
Title: Director Title:
AGREED TO: WELLMAN, INC., as Borrower By: /s/ Keith R. Phillips
Name: Keith R. Phillips
Title: Vice President
LENDERS: BANK OF AMERICA, N.A., as a Bank and as Syndication Agent By: /s/ Eileen C. Higgins
Name: Eileen C. Higgins
Title: Vice President
FIRST UNION NATIONAL BANK, as a Bank and as Documentation Agent By: /s/ Peter G. Mace
Name: Peter G. Mace
Title: Senior Vice President
WACHOVIA BANK, N.A., as a Bank and as a Senior Managing Agent By: /s/ M. Eugene Wood, III
Name: M. Eugene Wood, III
Title: Senior Vice President

THE CHASE MANHATTAN BANK, as a Bank and as a Senior Managing Agent By: /s/ Lawrence Palumbo, Jr.
Name: Lawrence Palumbo, Jr.
Title: Vice President
THE NORTHERN TRUST COMPANY, as a Bank By: /s/ David J. Mitchell
Name: David J. Mitchell
Title: Vice President
THE GOVERNOR & COMPANY OF THE BANK OF IRELAND, as a Bank By: /s/ Paul Clarke Tony O'Donovan
Name: Paul Clark Tony O'Donovan
Title: Manager Officer
MELLON BANK, N.A., as a Bank By: /s/ Leonard M. Karpen, Jr.
Name: Leonard M. Karpen, Jr.
Title: Vice President
By: /s/ Brian R. Landy	BANCA MONTE DEI PASCHI DI SIENA, S.P.A., as a Bank By: /s/ Giulio Natalicchi
Name: Brian R. Landy	Name: Giulio Natalicchi
Title: Vice President	Title: Senior Vice President & General Manager
MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as a Bank By: /s/ Dennis Wilczek
Name: Dennis Wilczek
Name:	Title: Associate

THE BANK OF NOVA SCOTIA, as a Bank By: /s/ Brian S. Allen
Name: Brian S. Allen
Name:	Title: Managing Director
KBC BANK N.V., as a Bank By: /s/ Robert M. Surdam, Jr. Robert Snauffer
Name: Robert M. Surdam, Jr. Robert Snauffer
Name:	Title: Vice President First Vice President
HIBERNIA NATIONAL BANK, as a Bank By: /s/ Nancy G. Moragas
Name: Nancy G. Moragas
Name:	Title: Vice President

CONSENT BY GUARANTORS

The undersigned Guarantors hereby consent to the foregoing Amendment.

PRINCE, INC., as Guarantor By: /s/ Keith R. Phillips
Name: Keith R. Phillips
Name:	Title: President
WELLMAN OF MISSISSIPPI, INC., as Guarantor By: /s/ Keith R. Phillips
Name: Keith R. Phillips
Name:	Title: Vice President
FIBER INDUSTRIES, INC., as Guarantor By: /s/ Keith R. Phillips
Name: Keith R. Phillips
Name:	Title: Vice President